Exhibit 99.1

Six Flags Names Richard Roedel to its Board of Directors

Dallas, TX — December 21, 2010 — Six Flags Entertainment Corporation (NYSE: SIX) announced today that Richard Roedel has been elected to the Board of Directors for the company effective immediately. Mr. Roedel has previously served as the Chairman and CEO of BDO Seidman LLP and currently serves on the boards of several public companies including Brightpoint, Inc., IHS, Inc., Lorillard, Inc., Luna Innovations Incorporated and Sealy Corporation.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is a leading operator of regional theme parks with 19 parks across the United States, Mexico and Canada. Six Flags Over Texas, the company’s flagship location, was founded in 1961 and will mark its 50th anniversary season in 2011.

Contact:

Nancy Krejsa

Senior Vice President

Investor Relations and Corporate Communications

+1-972-595-5083

nkrejsa@sftp.com